Exhibit 99

PPG reports record first quarter earnings per share

Earnings per share of $1.40; quarterly sales top $3.5 billion, up 13 percent

PITTSBURGH, April 21, 2011 – PPG Industries (NYSE:PPG) today reported sales for the first quarter 2011 of $3.5 billion, an increase of 13 percent versus the prior year’s first quarter. The company posted double-digit percentage sales increases in each major region, and all reporting segments achieved higher sales volumes and pricing. Reported net income for the quarter increased to $228 million, or $1.40 per diluted share. First quarter 2010 sales were $3.1 billion, and reported net income was $30 million, or 18 cents per diluted share.

First quarter 2010 adjusted net income was $115 million, or 69 cents per diluted share. First quarter 2010 net income included an aftertax charge of $85 million, or 51 cents per diluted share, as a result of a change in U.S. tax law that was part of the U.S. Patient Protection and Affordable Care Act enacted in March 2010. A Regulation G Reconciliation of adjusted net income to reported net income is included below.

“We’ve continued our strong earnings momentum and have posted our third consecutive quarterly record,” said Charles E. Bunch, PPG chairman and CEO. “Each of our reporting segments delivered higher year-over-year earnings driven by continued volume growth from a broadening global industrial recovery, including strengthening conditions in Europe.

“Our coatings segments have continued to deliver strong results. In addition to demand improvements, higher pricing in each of our coatings businesses and continued aggressive cost management have buffered the impact of persistent raw material cost increases,” he said. Operating margins in the Performance Coatings, Industrial Coatings and Architectural Coatings – Europe, Middle East and Africa (EMEA) segments matched those of the previous year, and total coatings segment earnings grew by nearly 12 percent versus the prior year results, he added.

Bunch stated that construction activity remained low in developed regions and that there were no signs of imminent improvement. Despite this market weakness, the company achieved modest year-over-year volume gains in these markets. Bunch also said that volume growth contributed to record results in the Optical and Specialty Materials segment, and that the company’s Commodity Chemicals and Glass segments benefited from higher pricing resulting in substantially higher earnings versus the recession-impacted first quarter of last year.

“We have continued to deploy our cash for earnings accretion,” he added. While PPG’s recent acquisition activity has been minimal, Bunch said, the company repurchased about $275 million of stock in the quarter, bringing its total repurchases over the past nine months to about $700 million at an average price of about $81 per share.

“Looking ahead,” Bunch concluded, “we remain optimistic and expect similar economic trends in the second quarter, which is seasonally our strongest sales quarter of the year. We anticipate further pricing gains in every segment as we continue to confront raw material cost inflation. Finally, we continue to work on initiatives to deploy our cash to grow earnings. We will continue to apply our disciplined approach toward evaluating acquisitions, and we expect to announce several small- to medium-sized bolt-on acquisitions over the next six to nine months.”

Performance Coatings segment sales in the first quarter 2011 increased $87 million, or 9 percent, versus last year’s first quarter as a result of higher selling prices and volumes that improved in every region. Sales were aided by strong sales growth in the aerospace and automotive refinish businesses. The protective and marine coatings and architectural coatings – Americas and Asia/Pacific businesses also achieved sales gains. Segment earnings grew $12 million to a first quarter record of $139 million, as volume and pricing gains and a lower cost structure offset increased raw material costs.

Industrial Coatings segment sales for the quarter rose $132 million, or 15 percent, versus improving prior year results. Volumes continued to recover in each region and in many end-use markets. Each business in the segment also realized higher pricing and favorable currency translation that modestly aided sales. Segment earnings for the quarter were $116 million, an increase of $15 million from the prior year’s first quarter due to the volume improvement. The adverse effect of raw material cost inflation was partially countered with higher pricing, aggressive cost management and further efforts to expand raw material sourcing.

Sales for the Architectural Coatings – EMEA segment for the quarter increased $35 million, or 8 percent, versus the prior year as a result of positive volumes and pricing. Segment earnings were $12 million for the quarter, an increase of $1 million from the prior year’s first quarter on the improved volumes. Raw material cost inflation is being combated by higher selling prices and product reformulation efforts, including using different polymer technologies and Chinese-produced titanium dioxide.

The Optical and Specialty Materials segment delivered record first quarter sales and record earnings for any quarter. Segment sales for the quarter increased $24 million, or 8 percent, versus the prior year as a result of volume growth and modest pricing increases. Segment earnings improved $8 million to $90 million, primarily as a result of the higher sales volumes in the optical products and silicas businesses, offset slightly by increased selling and advertising costs to support the sales growth.

Commodity Chemicals segment sales for the quarter increased $91 million, or 28 percent, versus the prior year due to higher pricing and demand-driven volume growth. Segment earnings grew to $97 million, up $94 million due to the sales improvement and lower natural gas costs. Earnings also were aided by improved manufacturing costs, as capacity utilization was at its highest level since 2007. Higher selling prices are anticipated in the second quarter based on the implementation of announced price increases.

Glass segment sales increased $38 million, or 17 percent, compared with the prior year as a result of improved volumes and fiber glass pricing. Segment income was $26 million, an improvement of $29 million due to the impact of higher volumes and pricing, as well as lower manufacturing costs and improved equity earnings.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2010 were $13.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 21. The company will hold a conference call to review its first quarter financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 800-259-0251; international, 617-614-3671; passcode 54212805. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Thursday, April 21, beginning at approximately 5 p.m. ET, through Thursday, May 5, at 5 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 37894848. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET, today, Thursday, April 21, 2011, through Friday, April 20, 2012.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per diluted share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the first quarter of 2010:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

First Quarter – 2010	$	EPS
Net Income (Attributable to PPG) as Reported	$30	$0.18
Change in U.S. Tax Law (U.S. Patient Protection and Affordable Care Act)	85	0.51

Adjusted Net Income (Note A)	$115	$0.69

Note A:	Beginning in 2011, PPG will no longer present the earnings impact of adjustments to the company’s proposed asbestos settlement liability as a nonrecurring charge. The Adjusted Net Income per diluted share for prior years presented here has been revised to conform to this presentation.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended March 31
	2011	2010

Net sales	$3,533	$3,126
Cost of sales, exclusive of depreciation and amortization	2,127	1,944
Selling, R&D and administrative expenses	900	823
Depreciation	86	89
Amortization	31	32
Interest expense	53	45
Asbestos settlement - net	3	3
Other (earnings)/charges - net	(18)	(16)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	351	206
Income tax expense (Note A)	92	147

Net income attributable to the controlling and noncontrolling interests	259	59
Less: Net income attributable to noncontrolling interests	(31)	(29)

NET INCOME (ATTRIBUTABLE TO PPG)	228	30

Earnings per common share (attributable to PPG)	$1.42	$0.18

Earnings per common share (attributable to PPG) - assuming dilution	$1.40	$0.18

Average shares outstanding	160.4	165.9

Average shares outstanding - assuming dilution	162.5	167.0

Note A:

Income tax expense for the quarter ended March 31, 2010, includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to tax law changes in health care legislation enacted by Congress in March 2010, that included a provision to reduce the amount of retiree medical costs that will be deductible after December 31, 2012. The remaining tax expense for the quarter ended March 31, 2010, of $62 million represents an effective tax rate on pretax earnings of approximately 30 percent.

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31	March 31	Dec. 31
	2011	2010	2010
($ in millions)
Current assets:
Cash and cash equivalents	$796	$689	$1,341
Short-term investments	587	6	637
Receivables - net	3,126	2,809	2,778
Inventories	1,755	1,599	1,573
Other	820	819	729

Total current assets	$7,084	$5,922	$7,058

Current liabilities:
Short-term debt and current portion of long-term debt	$96	$112	$28
Asbestos settlement	594	544	578
Accounts payable and accrued liabilities	3,059	2,762	3,019

Total current liabilities	$3,749	$3,418	$3,625

Long-term debt	$3,993	$3,051	$4,043

PPG OPERATING METRICS (unaudited)

	March 31 2011	March 31 2010	Dec. 31 2010
($ in millions)
Operating Working Capital (a)
Amount	$2,993	$2,794	$2,595
As a percent of quarter sales, annualized	21.2%	22.3%	19.2%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts plus (2) inventories on a FIFO basis less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended
	March 31
	2011	2010
	(millions)

Net sales
Performance Coatings	$1,052	$965
Industrial Coatings	1,025	893
Architectural Coatings - EMEA	471	436
Optical and Specialty Materials	308	284
Commodity Chemicals	419	328
Glass	258	220

TOTAL	$3,533	$3,126

Segment income
Performance Coatings	$139	$127
Industrial Coatings	116	101
Architectural Coatings - EMEA	12	11
Optical and Specialty Materials	90	82
Commodity Chemicals	97	3
Glass	26	(3)

TOTAL	480	321
Legacy items (Note A)	(26)	(21)
Interest expense, net of interest income (Note B)	(43)	(37)
Other unallocated corporate expense (Note C)	(60)	(57)

INCOME BEFORE INCOME TAXES	$351	$206

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings from PPG’s approximate 40-percent investment in the former automotive glass and services business. Beginning in 2011, the earnings impact of adjustments to the company’s proposed asbestos settlement liability will be presented in Legacy items. Prior year amounts have been conformed to this presentation. The amount of this charge for the three months ended March 31, 2011, was equal to the prior year amount.

Note B:

The year-over-year higher net interest cost is due to PPG’s November 2010 $1 billion debt issuance.

Note C:

Beginning in 2011, unallocated stock-based compensation costs will be reported as part of Other unallocated corporate expense. Prior year amounts have been conformed to this presentation. The amount of this charge for the three months ended March 31, 2011, was comparable to the prior year amount.